EXHIBIT 10.2

PROMISSORY NOTE

$7,000,000.00	Issue Date: September 29, 2026

FOR VALUE RECEIVED, ONAR, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of Advertise Purple Holdings Inc., a California corporation (“Holder”), the sum of Seven Million and 00/100 Dollars ($7,000,000.00), or so much thereof as may from time to time be outstanding, together with interest thereon at a simple interest rate per annum equal to 8.0%, all payable in lawful money of the United States of America and all other sums due under the terms of this Promissory Note. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. This Promissory Note is issued pursuant to the terms of the Securities Purchase Agreement, dated as of the date hereof, by and between Maker, Holder and the other parties thereto (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

If any payment of principal or interest due under this Promissory Note is not paid by Maker within ten (10) days after its due date, then a default shall exist hereunder. Upon the occurrence and during the continuance of a default, a late interest charge shall accrue at a rate of 4.0% per annum on such past due amount in addition to the interest rate in effect absent such default. Any such late interest charge shall constitute additional indebtedness evidenced by this Promissory Note.

All unpaid principal shall be due and payable in full on the thirty-six (36) month anniversary of the Issue Date (the “Maturity Date”). The interest payable hereunder shall be due and payable on a quarterly basis beginning on November 1, 2026 and shall continue to be paid on the 1st Business Day of each calendar quarter thereafter until the Maturity Date when all outstanding principal and all accrued but unpaid interest under this Promissory Note shall be due and payable in full. The interest rate shall not exceed the highest lawful rate of interest permitted in the State of Delaware, and if, inadvertently, there is such excess sum, it shall be applied to reduce the principal due hereunder. This Promissory Note may be prepaid in whole or in part at any time at the sole option of Maker, without premium or penalty, and any prepayment shall apply first to accrued interest and then to principal.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Maker shall fail or neglect to perform, keep or observe any provision of this Promissory Note and the same shall remain unremedied for a period of ninety-five (95) days after notice is given to Maker by Holder.

(b) Maker files a bankruptcy petition, a bankruptcy petition is filed against Maker which remains undismissed or unstayed for forty-five (45) consecutive days, or Maker makes a general assignment for the benefit of creditors.

(c) Any default occurs under the Senior Debt that causes the Senior Debt to become due and payable prior to the stated maturity thereunder.

Upon the occurrence of any Event of Default, Holder may (i) declare all indebtedness evidenced by this Promissory Note to be immediately due and payable, whereupon all such indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Maker, and (ii) exercise all rights and remedies available under this Promissory Note and applicable law.

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This Promissory Note is an unsecured obligation of Maker. This Promissory Note and all payments hereunder are subordinated in right of payment to the prior payment in full of all Senior Debt. Subject to the foregoing subordination, this Promissory Note ranks pari passu in right of payment with all present and future unsubordinated unsecured indebtedness of Maker, including trade payables. Until all Senior Debt has been indefeasibly paid in full, no payment or distribution of any kind or character shall be made by or on behalf of Maker on account of this Promissory Note if (i) a default has occurred and is continuing in the payment of principal or interest with respect to any Senior Debt, or (ii) any other event of default under any agreement evidencing Senior Debt has occurred and is continuing and the holder(s) of such Senior Debt have delivered to Maker written notice of a payment blockage (with a copy of such written notice being delivered by Maker to Holder). If Holder receives any payment on this Promissory Note in violation of this paragraph, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holder(s) of the Senior Debt for application to the payment of the Senior Debt in accordance with its terms. No liens or security interests secure the obligations under this Promissory Note. “Senior Debt” means, collectively, all present and future indebtedness for borrowed money of ONAR Holding Corporation, a Nevada corporation, and/or its subsidiaries (including Maker), including principal, premium, interest, fees, costs and expenses, whether secured or unsecured (including under any credit facility, term loan or revolver), to any bank, commercial finance lender or other financial institution or lender that (i) is not an Affiliate (as defined below) of Maker or ONAR Holding Corporation and (ii) has extended such indebtedness on an arm’s length basis, together with all renewals, extensions, refundings, refinancings, restructurings and replacements thereof. For purposes of this Promissory Note, “Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with Maker or ONAR Holding Corporation, and includes without limitation any officer, director, manager, member, controlling shareholder, or employee of Maker or ONAR Holding Corporation, or any entity controlled by any of the foregoing.

Maker hereby waives presentment for payment, protest, notice, notice of protest and notice of dishonor and agrees to remain and continue bound for the payment of all sums due under this Promissory Note notwithstanding any renewals or extensions of the time for payment of sums due hereunder, and waives all and every kind of notice of such extensions or changes and agrees that the same may be made without their joinder.

This Promissory Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification or discharge is sought. This Promissory Note shall not be assignable by Maker. Any attempted assignment by Maker shall be void. This Promissory Note shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to principles of choice of law. Delivery of an executed electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law by facsimile or by e-mail in “portable document format” shall be effective as delivery of an original executed signature.

This Promissory Note shall be subject to Sections 5.7, 5.9 and 6.9 of the Purchase Agreement. Sections 7.2, 7.10, 7.11, 7.14 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

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MAKER:	ONAR, LLC

	By:	/s/ Claude Zdanow
	Name:	Claude Zdanow
	Title:	Manager

HOLDER:	Advertise Purple Holdings Inc.
	By:	/s/ Kyle Mitnick
	Name:	Kyle Mitnick
	Title:	President

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